EXHIBIT 99.1

SolarMax Technology Reports Third Quarter 2024 Financial Results

RIVERSIDE, CA – November 15, 2024 (GLOBE NEWSWIRE) – SolarMax Technology, Inc. (Nasdaq SMXT) (“SolarMax” or the “Company”), an integrated solar energy company, today reported financial results for the quarter ended September 30, 2024.

Third Quarter Highlights

•	Revenue: $6.3 million, compared with $14.3 million in Q3 2023.
•	Gross profit: $1.3 million, compared with $4.0 million in Q3 2023.
•	Total operating expense: $11.3 million, including a $7.5 million goodwill impairment relating to the China segment, compared with $3.1 million in Q3 2023.
•	Net loss: $9.6 million, or $0.21 per share, compared with net income of $1.5 million, or $0.04 per share, in Q3 2023.

David Hsu, CEO of SolarMax, stated, “Our third quarter performance reflects some of the same external factors that influenced our first half, as well as a $7.5 million goodwill impairment associated with our China segment, which has not generated any revenue since 2022. The revenues in the three and nine months ended September 30, 2023 reflected an unusual surge in demand as residential customers accelerated their solar system purchases to take advantage of favorable rebate conditions before regulatory changes in California, which made purchases of residential solar systems less attractive to homeowners, took effect in April 2023. This created a temporary boost in our 2023 numbers.  Since we completed these orders in 2023, our 2024 revenues reflected a significant drop from the 2023 revenues. Additionally, our revenues were impacted by the increased borrowing costs associated with higher interest rates, which resulted in a decline in consumer investment in solar across the industry.  Additionally, in the three months ended September 30, 2024, we recognized the expense associated with the termination of forfeiture provisions of restricted stock of approximately $1.3 million and the impairment of goodwill on our balance sheet in China of approximately $7.5 million which resulted in higher operating expenses by $8.8 million. In the nine months ended September 30, 2025, we incurred stock-based compensation expenses of $18.6 million resulting from stock options becoming non-forfeitable as a result of the completion of our initial public offering. Although these charges significantly impacted the results of our operations for the quarter, they were a one-time, non-cash event.”

“Despite the short-term challenges, we are focused on looking to execute our long-term growth strategy, and we continue to see underlying demand for our solar solutions,” continued Hsu. “Efforts to significantly expand our commercial solar project portfolio are well underway, and we anticipate these projects will play an increasing role in our revenue growth in the quarters ahead.  However, we cannot predict the effect, if any, that federal policies relating to renewable energy will affect the market for solar systems.”

About SolarMax Technology Inc.

SolarMax, based in California and founded in 2008, is a leader within the solar and renewable energy sector focused on making sustainable energy both accessible and affordable. SolarMax has established a strong presence in southern California. SolarMax is looking to generate growth with strategic initiatives that aim to scale commercial solar development services and LED lighting solutions in the US while expanding its residential solar operations. For more information, visit www.solarmaxtech.com.

Any information contained on, or that can be accessed through, our website or any other website or any social media is not a part of this press release.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) as well as Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended, that are intended to be covered by the safe harbor created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the Company's strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Important factors that could cause the Company's actual results and financial condition to differ materially from those indicated in the forward-looking statements. Such forward-looking statements are subject to risk and uncertainties, including, but not limited to, including but not limited to the Company’s ability to develop its commercial solar business and to be accepted as a provider of commercial solar systems in the United States, and its ability to translate its experience in China, where it has not completed an installation since 2021, to the current United States market, any changes in governmental policies  relating to renewable energy and those described in “Cautionary Note on Forward-Looking Statements” “Item 1A. Risk Factors,” and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on April 16, 2024 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s report on Form 10-Q for the quarter ended September 30, 2024, which was filed with the SEC on November 14, 2024.  SolarMax undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events except as required by law. You should read this press release with the understanding that our actual future results may be materially different from what we expect.

Contact:

For more information, contact:

Stephen Brown, CFO

(951) 300-0711

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